Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274398) pertaining to the Restricted Stock Grant Plan Stevanato Group S.p.A. 2021-2022 and other benefits (as described therein) of Stevanato Group S.p.A. of our report dated March 2, 2023, with respect to the consolidated financial statements of Stevanato Group S.p.A. included in the annual report on Form 20-F of Stevanato Group S.p.A. for the year ended December 31, 2023.

/s/ EY S.p.A.

Treviso, Italy

March 7, 2024